Exhibit 16.1

June 7, 2018

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for PermRock Royalty Trust (the Trust) and, under the date March 7, 2018, we reported on the statement of assets and trust corpus of the Trust as of December 31, 2017 and the related notes. On June 4, 2018, we were dismissed. We have read the Trust’s statements included under Item 4.01 of its Form 8-K dated June 4, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with the Trust’s statement that the Trust has engaged Weaver and Tidwell, L.L.P. (Weaver) as its new independent registered public accounting firm effective as of June 4, 2018 and that the change was recommended and approved by Simmons Bank, the Trustee of the Trust. Further, we are not in a position to agree or disagree with the Trust’s statement that since the Trust’s Date of Formation, the Trust has not consulted Weaver regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Trust’s financial statements, and neither a written report was provided to the Trust or oral advice was provided that Weaver concluded was an important factor considered by the Trust in reaching a decision as to the accounting, auditing, or financial reporting issue or ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Very truly yours,

(Signed) KPMG LLP